Exhibit 5.1

Logitech International S.A.
Apples, Switzerland
c/o Logitech Inc.
6565 Kaiser Drive
Fremont, California 94555

October 30, 2002

Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about October 30, 2002 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of up to 8,000,000 registered shares, par value CHF 1.- per share, each represented by one American Depositary Share (“ADS”) of Logitech International S.A., a Swiss corporation (the “Shares”), reserved for issuance pursuant to the 1996 Stock Plan and the 1996 Employee Stock Purchase Plan (the “Stock Plans”). As your legal counsel, we have examined, strictly under Swiss law, the proceedings taken and proposed to be taken by you in connection with the sale and issuance of such Shares under the Stock Plans.

Strictly limited to Swiss law and assuming that all Shares sold in the manner referred to in the relevant Stock Plan and pursuant to the agreements which accompany the relevant Stock Plan, it is our opinion that the Shares to be issued and sold by your Company have been duly authorized and will, upon sale under the Stock Plans, be validly issued and be fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

/s/ LENZ & STAEHELIN
Lenz & Staehelin